EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the Class A common stock of Swift Transportation Company, a Delaware corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 22nd day of April, 2015.

CITADEL ADVISORS LLC		CITADEL ADVISORS HOLDINGS III LP

By:	/s/ Mark Polemeni	By:	/s/ Mark Polemeni
	Mark Polemeni, Authorized Signatory		Mark Polemeni, Authorized Signatory

CITADEL GP LLC		KENNETH GRIFFIN

By:	/s/ Mark Polemeni	By:	/s/ Mark Polemeni
	Mark Polemeni, Authorized Signatory		Mark Polemeni, Authorized Signatory